Exhibit 8.1

[Baker & McKenzie LLP Letterhead]

April 18, 2019

PRIVILEGED AND CONFIDENTIAL

Sotherly Hotels Inc. Sotherly Hotels LP

410 W. Francis Street

Williamsburg, Virginia 23185

Ladies and Gentlemen:

We have acted as United States tax counsel for Sotherly Hotels LP, a Delaware limited partnership (the “Operating Partnership”), and its sole general partner, Sotherly Hotels Inc., a Maryland corporation (the “Company”) in connection with the offer and sale by the Company of 1,080,000 shares of the Company’s 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, having an aggregate offering price of up to $37.3 million. The offering is being conducted as a public offering pursuant to a registration statement on Form S-3 (File Nos. 333-220369 and 333-220369-01) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), jointly filed by the Company and the Operating Partnership with the Securities and Exchange Commission (the “SEC”) on September 7, 2017 and declared effective by the SEC on September 20, 2017, as supplemented and amended by a prospectus supplement filed with the SEC on April 12, 2019 pursuant to Rule 424(b)(5) under the Act (collectively, the “Prospectus Supplement”).

You have now requested our opinions regarding certain specific U.S. federal income tax matters regarding the Company. In rendering these opinions, we have examined and relied upon, with your consent: (a) the descriptions of the Company, its direct and indirect subsidiaries, and its investments, as well as its proposed investments, activities, operations, and governance, as set forth or incorporated in the Registration Statement; (b) that certain certificate dated as of the date hereof (the “Certificate”) delivered to us by the Company which provides certain representations relevant to these opinions; and (c) such other documents, agreements and information as we have deemed necessary for purposes of rendering the opinions contained herein. For purposes of such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the legal capacity of natural persons executing such documents, the genuineness of all signatures on originals or copies and that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

Our opinions set forth herein are also based on the above assumptions, as well as the assumption that (i) the Company has a valid legal existence under the laws of the state in which it was formed and has operated in accordance with the laws of such state, (ii) the Company is operated, and will continue to be operated, in the manner described in the Certificate, (iii) the facts contained in the Registration Statement are true, correct and complete in all material respects, (iv) all representations of fact contained in the Certificate are true, correct and complete in all material respects, and (v) any representation of fact in the Certificate that is made “to the knowledge” or similarly qualified is correct without such qualification. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering our opinions set forth herein. While we have reviewed all representations made to us to determine their reasonableness and are not aware of any facts inconsistent with such representations, we have no assurance that such representations are or will ultimately prove to be accurate. To the extent that the facts differ from those represented to or assumed by us herein, our opinions set forth herein should not be relied upon.

We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of our opinions set forth herein. In particular, the Company’s qualification and taxation as a REIT for U.S. federal income tax purposes depend upon the Company’s ability to meet, on a continuing basis, through actual annual operating and other results, the various requirements under the Internal Revenue Code of 1986, as amended (the “Code”) and described in the Registration Statement with regard to, among other things, the sources and types of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We undertake no responsibility to, and will not, review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the requirements under the Code for qualification and taxation of the Company as a REIT. We undertake no obligation to update the opinions set forth herein, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code and the regulations promulgated thereunder by the United States Treasury Department (the “Treasury Regulations”), published administrative announcements and rulings of the Internal Revenue Service (“IRS”) and court decisions.

Our opinions set forth herein are based upon the current provisions of the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, court decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as changes in the facts as they have been represented to us or assumed by us, could affect our opinions set forth herein. Our opinions set forth herein are rendered only as of the date hereof and we undertake no responsibility to update these opinions after this date. Our opinions set forth herein do not foreclose the possibility of a contrary determination by the IRS or by a court of competent jurisdiction, or of a contrary position by the IRS or the United States Treasury Department in regulations or rulings issued in the future.

Based on the foregoing and the next paragraph below, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

a)    the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT for the period commencing with its taxable year ended December 31, 2004 and continuing through its taxable year ended December 31, 2018, and its current organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2019, and in the future; and

b)    the discussions in the Registration Statement under the headings “Material U.S. Federal Income Tax Considerations,” as supplemented and amended by the discussion in the Prospectus Supplement under the heading “Supplemental Material U.S. Federal Income Tax Considerations,” to the extent they pertain to matters of law or legal conclusion, are accurate in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Company, or any of its direct or indirect subsidiaries or any of its investments.

We hereby consent to the filing of this opinion as an exhibit to Form 8-K to be filed with the SEC on or about the date hereof. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP

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